QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(19)

Item 1.    Description of Registrant's Securities to be Registered.

        On July 31, 2000, the Company and StockTrans, Inc., as rights agent (the "Rights Agent") entered into the First Amendment to Amended and Restated Rights Agreement (the "Amendment") to the Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and the Rights Agent (the "Rights Agreement"). The Amendment increases the initial "Purchase Price" (as defined in the Rights Agreement) from $90.00 for each one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") purchasable upon the exercise of a Right (as defined in the Right Agreement) to $200 for each one one-hundredth of a share of Preferred Stock purchasable upon the exercise of a Right. The effective date of the Amendment is July 31, 2000.

        The text of the Amendment is attached as Exhibit 1 and incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to Exhibit 1.

QuickLinks

  Exhibit (d)(19)